Exhibit 10.9a

FIRST AMENDMENT TO THE

CENTENE CORPORATION

2002 EMPLOYEE STOCK PURCHASE PLAN

This amendment to the Centene Corporation 2002 Employee Stock Purchase Plan (the “Plan”) was approved by the Centene Corporation Board of Directors and became effective on January 1, 2005. The Plan is hereby amended by:

1.    Deleting Section 5 of the Plan in its entirety and replacing it with the following:

“5.    Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount equal to:

(a)    from a minimum 1.0% to a maximum of 10.0% as specified by the employee, multiplied by;

(b)    the amount of Compensation the employee receives during the Plan Period (or such short period during which deductions from payroll are made), up to a maximum of $8,333.33 of Compensation per month.”